UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2003

GENESEE & WYOMING INC

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or other jurisdiction of Incorporation or Organization)

001-31456	06-0984624

(Commission File Number)	(I.R.S. Employer Identification No.)

66 FIELD POINT ROAD, GREENWICH, CT	06830

(Address of Principal Executive Offices)	(Zip Code)

(203) 629-3722 (Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

On December 9, 2003 Genesee & Wyoming’s 50%-owned equity investment, the Australian Railroad Group (ARG), received a private binding ruling from the Australian Taxation Office that establishes:

(i)	a tax basis in excess of the purchase price for certain track assets acquired from the government of Western Australia in December 2000, and

(ii)	an accelerated method of depreciation for such assets.

This ruling will result in the creation of an A$90 million (US$67 million) deferred tax asset.

Under US Generally Accepted Accounting Principles at current exchange rates, the ruling will be reflected on ARG’s balance sheet as an increase in Deferred Income Tax Assets of US$67 million with an offsetting decrease in Property and Equipment of US$67 million due to a reduction in the prepaid Lease Premium intangible asset. Starting in 2004, the annual impact of the ruling will be a reduction in ARG’s lease amortization expense by A$1.9 million (US$1.4 million). The impact to Genesee & Wyoming will be an annual increase in earnings per share of approximately $0.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

Date: December 12, 2003	By: /s/Alan R. Harris Alan R. Harris Senior Vice President and Chief Accounting Officer